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EXHIBIT - 11.01

STATEMENT REGARDING COMPUTATION OF PER SHARE DATA

                         FIREARMS TRAINING SYSTEMS, INC.
          STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE
                                 (In thousands)

                                                    BASIC EARNINGS                        DILUTED EARNINGS
                                                       PER SHARE                             PER SHARE
                                                   NINE MONTHS ENDED                     NINE MONTHS ENDED
                                                      DECEMBER 31,                          DECEMBER 31,
                                             ---------------------------           ---------------------------
                                                 2000               1999               2000               1999
                                             ---------------------------           ---------------------------
Weighted average common and common
   shares outstanding                          48,270             20,753             48,270             20,753

Shares issued upon assumed exercise
   of outstanding options                          --                 --                 --                 --
                                             -----------------------------------------------------------------
Weighted average common and common
   equivalent shares outstanding               48,270             20,753             48,270             20,753

Net income                                   $(15,342)          $ (6,574)          $(15,342)          $ (6,574)
                                             ========           ========           ========           ========

Earnings per share                           $  (0.32)          $  (0.32)          $  (0.32)          $  (0.32)
                                             ========           ========           ========           ========




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